Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-13259 and 333-152541) of American Science and Engineering, Inc. of our report dated June 29, 2015 relating to our audits of the financial statements and supplemental schedule of the American Science and Engineering, Inc. 401(k) and Profit Sharing Plan as of December 31, 2014 and 2013 and for the year ended December 31, 2014, which appears in this Annual Report on Form 11-K of the American Science and Engineering, Inc. 401(k) and Profit Sharing Plan for the year ended December 31, 2014.

/s/ McGladrey LLP

Boston, Massachusetts

June 29, 2015